Exhibit 10.1
Execution Copy
Lighting Science Group Corporation
505 Park Avenue, 21st Floor
New York, New York 10022
October 2, 2008
Match, Inc.
8238 Forest Hills Boulevard
Dallas, Texas 75218
Attn: Ronald E. Lusk
Ronald E. Lusk
8238 Forest Hills Boulevard
Dallas, Texas 75218
Dear Ron:
     This settlement agreement (the “Agreement”): (i) sets forth the terms and conditions of our agreement concerning the resolution of a dispute involving the purchase by Ronald E. Lusk (“you”) and Match, Inc. (“MI”) of certain lighting products (the “Products”) from Lighting Science Group Corporation (the “Company”) as well as (ii) confirms the terms and conditions of the earlier termination of your employment with the Company effective as of March 10, 2008 (the “Termination Date”).
     1. No Right of Employment. You hereby confirm that you do not claim nor shall you claim any further right: (i) to employment by the Company or any of its subsidiaries and affiliates, including, without limitation, any entity which directly or indirectly controls, is controlled by, or is under common control with, the Company (each, an “Affiliate”) or (ii) to serve as a director of the Company or any Affiliate.
     2. Confirmation of Termination of Employment Agreement. You hereby confirm that, effective as of the Termination Date that your Employment Agreement, dated October 4, 2007, with the Company, pursuant to which the Company employed you as Vice Chairman of its Board of Directors (the “Employment Agreement”) was terminated in all respects, and that you and the Company are fully, completely, irrevocably and forever discharged from any and all obligations set forth therein, pursuant thereto or arising therefrom. Notwithstanding the foregoing, at all times hereafter, the provisions of the Employment Agreement concerning “Developments” (as defined in the Employment Agreement) are incorporated by reference herein and made a part hereof, and as so incorporated, shall remain in full force and effect in accordance with their respective terms.
     3. Severance Payments; Medical Coverage. As consideration for entering into this Agreement:
          (a) Debt Forgiveness. You and MI are hereby forgiven the $20,972.90 you and MI owe the Company resulting from the offset by the Company of: (i) all of its obligations to make severance payments to you pursuant to Section 2(a) of the letter agreement dated the Termination Date between you and the Company (the “Separation Agreement”) against (ii) the outstanding balance due from you and MI collectively for the purchase of the Products. You hereby confirm that you do not claim nor shall you claim any right to severance or any other payments under the Separation Agreement.
          (b) Medical Coverage. If you elect continuation of medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), the Company shall pay, for a period ending on March 31, 2009, the cost of your COBRA coverage to the same extent that the Company paid for your medical coverage during your employment; provided, that the Company’s payments with respect to your COBRA coverage shall cease as of the date you obtain medical coverage from another employer prior to the expiration of such period. You agree to promptly notify the Company upon obtaining medical coverage from another employer prior to the expiration of such period.
     4. Release of Shane Hartman from Non-Compete. The Company shall execute the letter agreement attached as Exhibit A.

     5. Expenses. You hereby confirm that the Company has reimbursed you for all business expenses incurred by you on behalf of the Company on or prior to the Termination Date. You further confirm that you are not authorized to incur, and have not incurred, any such business expenses after the Termination Date.
     6. Sales Agreement. The Sales Agreement between you and the Company dated the Termination Date (the “Sales Agreement”) providing for your right to purchase supplies of the Company’s product line (including future developments of such product line) of light-emitting diode fixtures for use in commercial indoor parking garages and parking lots is hereby terminated; provided, that in accordance with Section 9.11 of the Sales Agreement, each of Sections 3, 4, 5 and 7 of the Sales Agreement shall survive termination.
     7. General Release.
          (a) Lusk Release and Waiver. In consideration of the debt forgiveness and medical coverage provided in paragraphs 3(a) and 3(b) hereof, respectively, and the other consideration herein described, which you expressly agree, after consultation with your counsel, is adequate consideration to bind your release, you, on behalf of yourself and your family, agents, representatives, heirs, executors, trustees, administrators, successors and assigns and MI (collectively, the “Lusk Releasors”), do fully and forever release and discharge the Company and each Affiliate and each of their successors and assigns, and each of their respective predecessors, stockholders, partners, members, directors, managers, officers, employees, agents and other representatives, and employee benefit plans of the Company (including current and former trustees and administrators of these plans) (collectively, the “Company Releasees”), from all actions, claims, demands, losses, expenses, obligations and liabilities related to any conduct or activity occurring at any time before the execution date of this Agreement, including, but not limited to: (i) any claims relating to or arising out of your purchase of the Products including, notwithstanding Section 4 of the Sales Agreement, any warranty claims concerning the Products; (ii) any and all other contract, tort or personal injury claims; (iii) any and all claims for punitive, exemplary or statutory damages; and (iv) any and all claims for attorneys’ fees or expenses associated with your retention of counsel. You represent and warrant that you have not assigned any such claims or authorized any other person, group or entity to assert such claims on your behalf. Nothing contained herein shall be deemed to prevent you from enforcing the provisions of this Agreement; provided, that nothing in this Agreement is intended to release or waive rights: (A) pursuant to COBRA, (B) any accrued pension benefits, stock options, restricted shares (in each case involving only those benefits which have vested prior to the Termination Date) or any other vested benefit under any employee plan in which you were a participant prior to the Termination Date, (C) any rights to defense and/or indemnity under any corporate bylaw, resolution, policy or practice, or (D) any rights to coverage under any liability insurance policy, such as director’s and officer’s liability insurance.
          (b) Lusk Waiver of Unknown Claims. As a further consideration and inducement for this Agreement, to the extent permitted by law, you and the Lusk Releasors hereby waive and release any and all claims which you and the Lusk Releasors do not know or suspect to exist in your favor at the time of execution of this Agreement. You expressly agree that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages as well as those that are now disclosed, up to the date of this Agreement. IN THIS CONNECTION, YOU UNDERSTAND AND AGREE AS PART OF THE INDUCEMENT FOR THE CONSIDERATION GIVEN FOR THIS RELEASE THAT YOU ARE SPECIFICALLY WAIVING AND RELINQUISHING ALL RIGHTS AND BENEFITS AFFORDED BY THE PROVISIONS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH READS AS FOLLOWS:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
YOU ACKNOWLEDGE THAT YOU UNDERSTAND THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS HEREUNDER AND THIS WAIVER OF STATUTORY PROTECTION AGAINST THE RELEASE OF SUCH UNKNOWN CLAIMS.
          (c) Company Release of Claims. The Company, on its own behalf and on behalf of each Affiliate, each of their successors and assigns, and each of their respective predecessors, stockholders, partners, members, directors, managers, officers, employees, agents and other representatives, and employee benefit plans of the Company (including current and former trustees and administrators of these plans) (collectively, the “Company Releasors” and, together with the Lusk Releasors, the “Releasors”) hereby irrevocably and unconditionally release, settle, cancel, acquit, discharge and acknowledge to be fully satisfied, you or any members of your family, MI, any trusts established for the benefit of any members of your family or any of your agents, representatives, heirs, executors, trustees (including trustees of any trusts established for the benefit of members of your family), administrators, successors and assigns (collectively, the “Lusk Releasees” and, together with the Company Releasees, the “Releasees”) from any and all claims, contractual or otherwise, demands, costs, rights, causes of action, charges, debts, liens, promises, obligations, complaints, losses, damages and all liability of whatever kind and nature, and hereby waive any and all rights that he, she or it may have from the beginning of time up to and including the time of signing this Agreement, or that otherwise may exist or may arise in respect of your purchase of the Products.
          (d) Covenant Not to Sue; Certain Proceedings. The Releasors agree not to bring any action, suit or proceeding whatsoever (including the initiation of governmental proceedings or investigations of any type) against any of the Releasees hereto for any matter or circumstance concerning which the Releasors have released the Releasees under this Agreement. Further, the Releasors agree not to encourage any other person or suggest to any other person that he, she or it institute any legal action against the Releasees. Notwithstanding the foregoing, this release is not intended to interfere with your right to file a charge with the Equal Employment Opportunity Commission in connection with any claim you believe you may have against the Company. The Releasors hereby agree to waive the right to any relief (monetary or otherwise) in any action, suit or proceeding you may bring in violation of this Agreement, including any proceeding before the Equal Employment Opportunity Commission or any other similar body or in any proceeding brought by the Equal Employment Opportunity Commission or any other similar body on your behalf.
     8. Restrictive Covenants.
          (a) Confidentiality. You agree and acknowledge that, as of the Termination Date, you and MI will not: (i) retain or use for the benefit, purposes or account of you or any other person, organization or entity; or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any person, organization or entity other than the Company, any non-public, proprietary or confidential information — including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, any Affiliate and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Company. Confidential Information shall not include any information that is (A) generally known to the industry or the public other than as a result of your breach of this covenant or any breach of other confidentiality obligations by third parties; (B) made legitimately available to you by a third party without breach of any confidentiality obligation; or (C) required by law to be disclosed; provided that you and MI shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.
          (b) Use of Confidential Information, Intellectual Property. You agree and acknowledge that, as of the Termination Date, you and MI shall: (i) cease (and have ceased) and not thereafter commence (and have not commenced) use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or any Affiliate; (ii) immediately destroy, delete, or return (and have destroyed, deleted or returned) to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in your possession or control (including any of the foregoing stored or located in your office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company or its Affiliates, except that you may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (iii) notify and fully cooperate (and have notified and fully cooperated) with the Company regarding the delivery or destruction of any other Confidential Information of which you are or become aware.
          (c) Non-Disparagement. As of the Termination Date and at all times thereafter (i) you agree that you and MI have not and shall not, either directly or indirectly, engage in any conduct or make any statement disparaging or criticizing in any way the Company or any Affiliate, or any of their personnel, products or services nor, directly or indirectly, engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of the Company or any Affiliate or the reputation of the Company or any Affiliate, and (ii) the Company shall neither, directly or indirectly, engage in any conduct or make any statement disparaging or criticizing you in any way; in each case, except to the extent required by law, and then only after consultation by and between you and the Company to the extent possible, or to enforce the terms of this Agreement. This paragraph 8(f) shall not prohibit you from responding to an inquiry concerning the Company, or the Company from responding to an inquiry concerning you, from the U.S. Securities and Exchange Commission or any other government agency or law enforcement authority.
     9. Consideration. The consideration provided hereunder is not required under the Company’s standard policies, and you know of no other circumstances other than your execution of this Agreement that would require the Company to provide such consideration.
     10. Legal Advice, Reliance. You and MI represent and acknowledge that: (i) you and MI have been given adequate time to consider this Agreement and have been advised to discuss all aspects of this Agreement with your private attorney, (ii) you have carefully read and fully understand all the provisions of this Agreement, (iii) you have voluntarily entered into this Agreement, without duress or coercion, and (iv) you have not heretofore assigned or transferred or purported to assign or transfer, to any person or entity, any of the claims described in paragraphs 7(a) or 7(b) hereof, any portion thereof, or any interest therein.
     11. Non-Disclosure of Agreement. Except to the extent required by law, the parties to this Agreement agree not to disclose its terms to any person, other than their attorneys, accountants, financial advisors or, in your case, members of your immediate family; provided that such family members are informed of this paragraph 11 and agree to be bound by it; provided, further that this paragraph 11 shall not be construed to prohibit any disclosure required by law or in any proceeding to enforce the terms and conditions of this Agreement.
     12. Miscellaneous.
          (a) No Violation of Law. You and MI agree and acknowledge that this Agreement is not and shall not be construed to be an admission by the Company of any violation of any federal, state or local statue, ordinance or regulation or of any duty owed by the Company to you, and any such liability is hereby expressly denied.
          (b) Legal Expenses. Each of you, MI and the Company shall pay its own legal fees incurred in connection with negotiating this Agreement.
          (c) Cooperation. You and MI agree to personally provide reasonable assistance and cooperation in any action or proceeding (or appeal from any action or proceeding) to which the Company is a party which relates to events occurring during your employment with the Company. The Company will reimburse you and MI for reasonable expenses incurred by you or MI in connection with such assistance and cooperation.
          (d) Third Party Beneficiaries. All Releasees under this Agreement who are not signatories to this Agreement shall be deemed to be third party beneficiaries of this Agreement to the same extent as if they were signatories hereto.
          (e) Entire Agreement. This Agreement constitutes the sole and complete understanding of you, MI and the Company with respect to the subject matter hereof and, except to the extent expressly provided in this Agreement and in the Sales Agreement, upon execution and delivery of this Agreement, all prior agreements (including the Separation Agreement other than Sections 8, 11, 13, 15(a), 15(f), 15(i), 15(j), 15(k) and 15(l) thereof which shall survive execution of this Agreement), plans, programs, understandings and arrangements are hereby terminated, and you, MI, and the Company and the Affiliates, are fully, completely, irrevocably and forever discharged from any and all obligations set forth therein, pursuant thereto or arising therefrom. You, MI and the Company represent to each other that in executing this Agreement, you and the Company do not rely and have not relied upon any representation or statement not set forth herein made by any other person, with regard to the subject matter, basis or effect of this Agreement.
          (f) Amendment; Waiver; Successors. No amendment, modification or alteration of the terms and provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by you, MI and the Company. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof. This Agreement shall be binding upon the parties hereto and their respective successors, transferees and assigns.

          (g) Governing Law; Severability; Blue Pencil. This Agreement will be governed by the laws of the State of New York, without regard to its conflict of laws rules. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. The parties hereto agree that the covenants set forth in paragraph 9 hereof are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to remove or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.
          (h) Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.
[Signature Page follows]

     If this Agreement correctly sets forth your understanding of our agreement with respect to the foregoing matters, please so indicate by signing below.

Very truly yours, Lighting Science Group Corporation
By:	/s/ Govi Rao
	Name:	Govi Rao
	Title:	Chief Executive Officer

ACCEPTED AND AGREED as of the date first written above:

/s/ Ronald E. Lusk	/s/ Illegible

Ronald E. Lusk	Witness

MATCH, INC.

/s/ Ronald E. Lusk	/s/ Illegible

By: Ronald E. Lusk	Witness
Its: President
[Signature Page]

EXHIBIT A
Lighting Science Group Corporation
505 Park Avenue, 21st Floor
New York, New York 10022
October 2, 2008
Kenneth Shane Hartman
361 Oakwood Trail
Fairview, Texas 75069
Dear Mr. Hartman:
     Reference is hereby made to the severance agreement between Lighting Science Group Corporation (“LSGC”) and Kenneth Shane Hartman (“Hartman”), dated May 5, 2008 (the “Hartman Agreement”).
     The Hartman Agreement is hereby amended as of the date hereof by deleting Section 7(a) of the Hartman Agreement (Non-Competition), Section 7(b) of the Hartman Agreement (Non-Solicitation of Employees) and Section 7(c) of the Hartman Agreement (Non-Solicitation of Business Relationships).
     Except to the extent specifically amended hereby, the provisions of the Hartman Agreement shall remain unamended, and the Hartman Agreement is hereby confirmed as otherwise being in full force and effect.
     This letter agreement, and those surviving terms and conditions of the Hartman Agreement comprise the entire agreement between LSGC and Hartman and supersede all other agreements, written or oral, formal or informal between the LSGC and Hartman concerning the subject matter hereof. This letter agreement and any claim or controversy relating hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law rules of such state that would result in the application of the law of another jurisdiction.
     This letter agreement may be executed and delivered (including by facsimile transmission) in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This letter agreement shall become effective when LSGC shall have received a counterpart, or counterparts, hereof signed by Hartman.

Yours truly,
By:
	Name:	Lynn Vera
	Title:	Chief Human Resources Officer

Accepted and Agreed:

Kenneth Shane Hartman

Date: